Exhibit 99.1

Media Contact	September 24, 2014
Casey Lassiter, 205-410-2777	For Immediate Release
casey.lassiter@healthsouth.com

Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com
HEALTHSOUTH AMENDS SENIOR CREDIT FACILITY TO EXTEND TENURE AND ADD $150 MILLION TERM LOAN COMMITMENT

BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE: HLS) today announced it has amended the credit agreement governing its senior secured credit facility. The amendment extends the agreement’s maturity to September 20, 2019 and adds a $150 million term loan commitment, which may be drawn any time prior to April 1, 2015. The initial term loan rate will be LIBOR plus 1.75 percent.
On August 29, 2014, the Company gave notice of its intention to redeem all the outstanding $271 million of its 7.25% senior notes due 2018. The Company intends to fund the redemption on October 1, 2014 by drawing $75 million under the term loan and using the net proceeds from its recent $175 million reopening of its 5.75% senior notes due 2024 along with cash on hand.
“The amendment increases the liquidity and flexibility of our senior secured credit facility,” said Doug Coltharp, Executive Vice President and Chief Financial Officer of HealthSouth. “Additionally, the utilization of a portion of the new term loan commitment, together with the proceeds from the recent reopening of our 2024 senior notes, to fund the redemption of our 2018 senior notes further reduces the cost of our debt capital.”
Additional summary information regarding the amendment as well as the text of the amendment are provided in the Company's Current Report on Form 8-K filed on September 24, 2014, which can be found on the Company's website at http://investor.healthsouth.com and the SEC's website at www.sec.gov.
About HealthSouth
HealthSouth is the nation’s largest owner and operator of inpatient rehabilitation hospitals in terms of patients treated and discharged, revenues, and number of hospitals. Operating in 28 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, outpatient rehabilitation hospitals, outpatient rehabilitation satellite clinics and home health agencies. HealthSouth’s hospitals provide a higher level of rehabilitative care to patients who are recovering from conditions such as stroke and other neurological disorders, cardiac and pulmonary conditions, brain and spinal cord injuries, complex orthopedic conditions, and amputations.
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Forward-Looking Statements
Statements contained in this press release which are not historical facts, such as the effects of the completion of the credit agreement amendment and the note redemption, are forward-looking public statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties.Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, potential disruptions, breaches, or other incidents affecting the proper operation, availability, or security of HealthSouth’s information systems, including unauthorized access to or theft of patient information or other sensitive information; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth’s services by governmental or private payors; general conditions in the economy and capital markets; and other factors which may be identified from time to time in HealthSouth’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2013 and Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014.